Exhibit 10.3

EXECUTION COPY

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this “Agreement”) dated August 29, 2012 by and between BankUnited, Inc., a Delaware corporation (the “Company”), and John Bohlsen (“Executive”).

WHEREAS, the Company and Executive previously entered into an Employment Agreement dated August 18, 2010 (the “Original Agreement”);

WHEREAS, having taking into consideration the factors set forth in the Company’s Policy on Incentive Compensation, the Company has determined that retaining the services of the Executive pursuant to the terms of this Agreement is in the best interests of the Company;

WHEREAS, the Company and Executive desire to amend and restate the Original Agreement in its entirety; and

WHEREAS, BankUnited, a national banking association organized under the laws of the United States of America (“BankUnited”) and Executive have entered into an amended and restated employment agreement, dated as of the date hereof (the “BankUnited Agreement”).

NOW THEREFORE, in consideration of the premises and mutual covenants herein and for other good and valuable consideration, the parties agree as follows:

1.   Term of Employment.

Subject to the provisions of Section 6 of this Agreement, Executive shall continue to be employed by the Company for a period that commenced on July 1, 2012 (the “Effective Date”) and will end on the first anniversary of the Effective Date (the “Employment Term”), on the terms and subject to the conditions set forth in this Agreement.

2.   Position.

(a)   During the Employment Term, Executive shall serve as Chief Lending Officer of the Company.  Executive shall report directly to the Chief Executive Officer of the Company (the “Chief Executive Officer”) and shall perform the duties, undertake the responsibilities and exercise the authority customarily performed, undertaken and exercised by persons situated in a similar executive capacity in a company the size and nature of the Company.  If requested, Executive shall also serve as an officer or member of the board of directors of the Company’s subsidiaries, in each case, without additional compensation.

(b)   During the Employment Term, and subject to the performance of Executive’s duties pursuant to the BankUnited Agreement, Executive will devote Executive’s business time and best efforts to the performance of Executive’s duties hereunder and will not engage in any other business, profession or occupation for compensation or otherwise which would conflict or materially interfere with the rendition of such services either directly or indirectly, without the prior consent of the Board of Directors of BankUnited (the “BankUnited Board”) (the Board of

Directors of the Company (the “Company Board”) or the BankUnited Board, as applicable, are referred to herein as the “Board”); provided that nothing herein shall preclude Executive, (i) from engaging in charitable and civic activities, including accepting appointment to or continuing to serve on any board of directors or trustees of any charitable organization or (ii) from continuing to, or subject to the prior approval of the BankUnited Board, from accepting appointment to serve on any board of directors or trustees of any business corporation; provided in each case, and in the aggregate, that such activities do not conflict or interfere with the performance of Executive’s duties hereunder or conflict with Sections 7 and 8.

3.   Compensation.

(a)   Base Salary.  Commencing on September 1, 2012 and during the remainder of the Employment Term, the Company shall pay Executive a base salary at the annual rate of $75,000, payable in regular installments in accordance with the Company’s usual payment practices.  Executive’s base salary may be increased (but not decreased) as may be determined from time to time in the sole discretion of the Company Board or the BankUnited Board.  Executive’s annual base salary, as in effect from time to time, is hereinafter referred to as the “Base Salary.”

(b)   Annual Incentive.  Executive shall be eligible to earn an annual incentive award (“Annual Incentive”) pursuant to the terms of the Company’s annual incentive plan as in effect from time to time (the “Annual Incentive Plan”).  With respect to the twelve month performance period under the Annual Incentive Plan ending during the Employment Term, Executive’s target incentive amount shall be equal to 75% of Base Salary (“Target Annual Incentive”), with the actual Annual Incentive amount to be based upon the achievement of performance criteria that have been established by the compensation committee (the “Compensation Committee”) of the Company Board in consultation with Executive for the applicable performance period and the terms of the Annual Incentive Plan.  The Annual Incentive shall be paid as soon as practicable following the Compensation Committee’s determination of Executive’s Annual Incentive for the completed performance period but in no event later than 60 days following the last day of the performance period to which such Annual Incentive relates.  The Company’s obligation with respect to the Annual Incentive shall, to the extent such Annual Incentive is intended to comply with Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), be subject to shareholder approval of a plan as described in Section 162(m) of the Code.

(c)   Performance Award.  As soon as reasonably practicable following the end of the twelve month performance period commencing on July 1, 2012 and ending on June 30, 2013 (the “Performance Period”), Executive shall be eligible to receive a long-term incentive award in the form of Performance Shares (as defined in the BankUnited, Inc. 2010 Omnibus Equity Incentive Plan (the “Plan”)).  The target grant date value of the Performance Share award shall be $56,250 (the “Target Performance Share Award”), with the grant date value of the award to be determined by the Compensation Committee as soon as reasonably practicable following the end of the Performance Period (but in no event later than 60 days following the end of the Performance Period and notwithstanding the expiration of the Employment Term) (the date of such determination, the “Performance Share Award Grant Date”) based on the level of achievement of pre-established performance criteria with respect to the Performance Period (the

“Performance Share Award”).  The performance criteria for the Performance Period shall be the same as those applicable to the Annual Incentive for such period.  All of the shares in respect of the Performance Share Award shall be vested on the Performance Share Award Grant Date.  The Performance Share Award shall be subject to the terms and conditions of the Plan and the applicable award agreement, which award agreement shall be substantially in the form attached hereto as Exhibit A.  In the event of a Change in Control (as defined in the Plan), a number of fully vested Performance Shares with a value equal to the Target Performance Share Award shall be issued in respect of the Performance Period, immediately prior to consummation of such Change in Control.

4.   Retention Awards.

(a)   Cash Award.  The Company shall pay to Executive a cash amount of $112,500 by December 31, 2012, subject to his continued employment with the Company on such date (the “Retention Award”).

(b)   Restricted Shares.  Within 75 days of the Effective Date, Executive shall receive a grant of Restricted Shares (as defined in the Plan) with a grant date value of $112,500.  Subject to Executive’s continued employment with the Company or BankUnited, except as set forth in the applicable award agreement, 100% of such Restricted Shares shall vest on June 30, 2013.  The Restricted Shares shall be subject to the terms and conditions of the Plan and the award agreement attached hereto as Exhibit B.

5.   Business Expenses.

During the Employment Term and in accordance with BankUnited policies, Executive shall be entitled to be reimbursed for reasonable and customary business expenses incurred by Executive in connection with the performance of Executive’s duties hereunder.

6.   Termination.

The Employment Term and Executive’s employment hereunder may be terminated by the Company at any time and for any reason upon at least 30 days’ advance Notice to Executive (provided, however, that a termination with Cause (as defined in the BankUnited Agreement) shall be effective immediately, subject to any applicable procedures set forth in such definition of Cause) and by Executive upon at least 30 days’ advance Notice of any such resignation of Executive’s employment, other than as a result of Executive’s death.  Notwithstanding any other provision of this Agreement, the provisions of this Section 6 shall exclusively govern Executive’s rights upon termination of employment with the Company and its subsidiaries (except with respect to any equity arrangements, which shall be exclusively governed by the terms of such equity arrangements).

(a)   By the Company with Cause or By Executive other than as a result of Good Reason.

(i)  The Employment Term and Executive’s employment hereunder may be terminated by the Company with Cause and shall terminate automatically upon the effective date of Executive’s resignation other than for Good Reason (as defined in the BankUnited

Agreement), provided that (as set forth above) Executive will be required to give the Company at least 30 days’ advance Notice of a such a resignation.

(ii)  If Executive’s employment is terminated by the Company with Cause (or Executive resigns at a time when grounds for Cause exist, provided that the BankUnited Board shall have delivered a Cause Notice (as defined in the BankUnited Agreement) to Executive within ten (10) business days of such termination of employment), or Executive voluntarily resigns without Good Reason, Executive shall be entitled to receive:

(A)   the Base Salary accrued through the date of termination, payable within fifteen days following the date of such termination;

(B)   any Annual Incentive awarded by the Board, but unpaid, as of the date of termination for the immediately preceding fiscal year, paid in accordance with Section 3(b) (except to the extent payment is otherwise deferred pursuant to any applicable deferred compensation arrangement, in which case such amount shall be paid in full at the earliest such time as is provided under such arrangement); and

(C)   such fully vested and non-forfeitable employee benefits, if any, as to which Executive may be entitled under the employee benefit plans of the Company (the amounts described in clauses (A) through (C) hereof being referred to as the “Accrued Rights”).

Following such termination of Executive’s employment by the Company with Cause or voluntary resignation by Executive without Good Reason, except as set forth in this Section 6(a)(ii), Executive shall have no further rights to any compensation or any other benefits under this Agreement.

(b)   Disability or Death.

(i)  The Employment Term and Executive’s employment hereunder shall terminate upon Executive’s death and may be terminated by the Company by reason of Executive’s Disability (as defined in the BankUnited Agreement).

(ii)  Upon termination of Executive’s employment hereunder by reason of either Disability or death, Executive or Executive’s estate (as the case may be) shall be entitled to receive the Accrued Rights, and any unvested equity awards held by Executive and any unpaid Retention Awards, in each case that would have vested or become payable in the 12 months immediately following Executive’s Disability or death, but for such termination of employment, shall vest and/or become exercisable or payable, as applicable, in accordance with the terms of the applicable award agreement.  With respect to the Performance Period in effect at the time of Executive’s termination, a number of fully vested Performance Shares equal to one-third of the number of Performance Shares that would have been awarded to Executive pursuant to the Performance Share Award, based on the actual achievement of the performance criteria during the Performance Period, shall be issued to Executive on the date such Performance Share Award would otherwise have been granted to Executive, but for such termination of employment.  The remaining portion of any Performance Share Award shall immediately be forfeited without consideration upon such termination of employment.

(iii)  In addition, upon termination of Executive’s employment hereunder by reason of either Disability or death, Executive (to the extent applicable and to the extent Executive participated in such plans immediately prior to such termination) and Executive’s eligible dependents (to the extent covered under such plan immediately prior to such termination) shall be entitled to receive continued coverage under the Company’s group health plans (or to the extent such coverage is not permissible under the terms of such plan(s), comparable coverage), at the Company’s sole expense, for twenty-four months from Executive’s date of termination of employment with the Company as a result of Executive’s Disability or death (such period, the “Coverage Period”); provided, however, that if such continued coverage cannot be provided under the applicable plan(s) for longer than eighteen months, the Company shall pay Executive (or his estate, as applicable), on the first business day of each month thereafter, an amount equal to the premium subsidy the Company would have otherwise paid on Executive’s behalf for such coverage during the balance of the twenty-four month period.  The COBRA health care continuation coverage period under Section 4980B of the Code, or any replacement or successor provision of United States tax law, shall run concurrently with the Coverage Period.

Following Executive’s termination of employment due to death or Disability, except as set forth in this Section 6(b)(ii), Executive shall have no further rights to any compensation or any other benefits under this Agreement.

(c)    By the Company without Cause or Voluntary Resignation by Executive for Good Reason.

(i)  The Employment Term and Executive’s employment hereunder may be terminated by the Company without Cause or voluntarily by Executive for Good Reason.

(ii)  If Executive’s employment is terminated by the Company without Cause (other than by reason of death or Disability) or if Executive resigns for Good Reason, Executive shall be entitled to receive:

(A)   the Accrued Rights;

(B)   a payment of an aggregate amount equal to the sum of (i) $262,500 and (ii) any unpaid Retention Award, which aggregate amount shall be payable to Executive in a lump sum within 60 days following Executive’s termination of employment;

(C)   any unvested equity awards held by Executive shall vest and/or become exercisable or payable, as applicable, in accordance with the terms of the applicable award agreement; provided, that with respect to the Performance Period in effect at the time of Executive’s termination, a number of fully vested Performance Shares equal to the number of Performance Shares that would have been awarded to Executive pursuant to the Performance Share Award, based on the actual achievement of the performance criteria during the Performance Period, shall be issued to Executive on the date such Performance Share Award would otherwise have been granted to Executive but for such termination of employment; and

(D)   continued coverage under the Company’s group health plans (or to the extent such coverage is not permissible under the terms of such plan(s), comparable coverage) for Executive and Executive’s dependents (to the extent covered under such plan immediately prior to such termination), at the Company’s sole expense, for twenty-four months from Executive’s date of termination of employment with the Company (the “Continued Coverage Period”); provided, however, that if such coverage is longer than eighteen (18) months and such continued coverage cannot be provided under the applicable plan(s), the Company shall pay Executive, on the first business day of each month, an amount equal to the premium subsidy the Company would have otherwise paid on Executive’s behalf for such coverage during the balance of the Continued Coverage Period.  The COBRA health care continuation coverage period under Section 4980B of the Code, or any replacement or successor provision of United States tax law, shall run concurrently with the Continued Coverage Period, and if Executive becomes eligible for comparable coverage under another employer’s health plans, the continued coverage under the Company’s plans shall be secondary.

The acceleration and amounts payable to Executive under subparagraphs (B), (C) and (D) above, are subject to Executive providing a release of all claims to the Company and its affiliates in the form attached hereto as Exhibit C (with any changes necessary to comply with applicable law and/or make the release legally enforceable in the reasonable judgment of the Company) no later than the 59th day following termination of employment (and the Company may, at its sole election, defer the payment of any such amount until the 60th day following termination of employment).  Following Executive’s termination of employment by the Company without Cause (other than by reason of Executive’s death or Disability) or by Executive’s resignation for Good Reason, except as set forth in this Section 6(c)(ii), Executive shall have no further rights to any compensation or any other benefits under this Agreement.

(d)   Expiration of the Employment Term.  Unless the parties otherwise agree in writing, continuation of Executive’s employment with the Company beyond the expiration of the Employment Term shall be deemed an employment at-will and shall not be deemed to extend any of the provisions of this Agreement; provided, that notwithstanding the expiration of the Employment Term, Executive shall have the right to receive the Performance Share Award for the Performance Period in accordance with the terms of Section 3(c) of this Agreement; provided, further, that the provisions of Sections 7, 8 and 9 of this Agreement, and any accrued and vested rights of Executive as of the last day of the Employment Term, shall survive any termination of this Agreement or Executive’s termination of employment hereunder.

(e)   Notice of Termination.  Any purported termination of employment by the Company or by Executive (other than due to Executive’s death) shall be communicated by

Notice of Termination to the other party hereto in accordance with Section 12(i) hereof.  For purposes of this Agreement, a “Notice of Termination” shall mean a Notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of employment under the provision so indicated.

(f)   Board/Committee Resignation.  Upon termination of Executive’s employment for any reason, Executive agrees to resign, as of the date of such termination and to the extent applicable, from the Board (and any committees thereof) and the board of directors of any subsidiary of the Company or BankUnited, if applicable, and agrees to resign as an officer of each of the Company, BankUnited and each of their respective subsidiaries.

7.   Non-Competition; Non-Solicitation of Employees; Non-Disparagement.

(a)   Executive acknowledges and recognizes the highly competitive nature of the businesses of the Company, BankUnited and their affiliates and accordingly agrees as follows:

(i)  Executive will not, within eighteen months following the termination of Executive’s employment by the Company for Cause or by Executive’s voluntary resignation without Good Reason (the “Post-Termination Period”) or during the Employment Term (collectively with the Post-Termination Period, the “Restricted Period”), directly or indirectly, own, manage, operate, control or participate in the ownership, management, operation or control of, or be connected as an officer, employee, consultant, partner, or director with, any depository institution (as defined in 12 U.S.C. Section 1813(c)(1)) or holding company thereof that (i) has more than 75% of its deposits (as defined in 12 U.S.C. Section 1813(l)) in the State of Florida (with such applicable percentage reduced to 50% of deposits after the one-year anniversary of the Effective Date); (ii) has more than 75% of its branches (measured by physical presence) in the State of Florida (with such applicable percentage reduced to 50% of branches after the one-year anniversary of the Effective Date); or (iii) has its principal place of business or headquarters in the State of Florida; (a “Competitive Business”).

(ii)  During the Post-Termination Period, Executive will not initiate or respond to communications with any of the employees of BankUnited or its subsidiaries who earned annually a base salary of $100,000 or more as a BankUnited or subsidiary employee during the twelve-month period prior to the termination of such individual’s employment with BankUnited or its subsidiaries, for the purpose of soliciting such employee to work for any other business, individual, partnership, firm, corporation, or other entity; provided, however, that this prohibition will not apply to general advertising or solicitations made to the public generally that are not specifically targeted at employees of BankUnited or its subsidiaries.

(iii)  Executive will not at any time (whether during or after the Employment Term), other than as required by law or by order of a court or other competent authority, make or publish, or cause any other person to make or publish, any statement that is disparaging or that reflects negatively upon BankUnited or any of its affiliates or any of the directors of BankUnited or the Company or that is or reasonably would be expected to be damaging to the reputation or business of BankUnited or any of its affiliates or any of the directors of BankUnited or the Company.  Each of the Company and BankUnited on behalf of itself and its respective directors and senior officers agrees that neither the Company nor BankUnited and their respective directors and senior officers, other than as required by law or by order of a court or other competent authority, make or publish, or cause any other person to make or publish, any statement that is disparaging or that reflects negatively upon Executive, or that is or reasonably would be expected to be damaging to the reputation or business of Executive.

Notwithstanding anything to the contrary in this Agreement, Executive may, directly or indirectly own, solely as an investment, securities of any person engaged in a Competitive Business which are publicly traded on a national or regional stock exchange or on the over-the-counter market if Executive (i) is not a controlling person of, or a member of a group which controls, such person and (ii) does not, directly or indirectly, own 5% or more of any class of securities of such person.

(b)   It is expressly understood and agreed that although the parties to this Agreement consider the restrictions contained in this Section 7 to be reasonable, if a final judicial determination is made by a court of competent jurisdiction, that the time or territory or any other restriction contained in this Agreement is an unenforceable restriction against Executive, the provisions of this Agreement shall not be rendered void but shall be deemed amended to apply as to such maximum time and territory and to such maximum extent as such court may judicially determine or indicate to be enforceable.  Alternatively, if any court of competent jurisdiction finds that any restriction contained in this Agreement is unenforceable, and such restriction cannot be amended so as to make it enforceable, such finding shall not affect the enforceability of any of the other restrictions contained herein.

(c)   The period of time during which the provisions of this Section 7 shall be in effect shall be extended by the length of time during which Executive is in breach of the terms hereof as determined by any court of competent jurisdiction on the Company’s or BankUnited’s application for injunctive relief.

8.   Confidentiality.

(a)   Executive will not at any time (whether during or after the Employment Term) (x) retain or use for the benefit, purposes or account of Executive or any other person; or (y) disclose, divulge, reveal, communicate, share, transfer or provide access to any person outside BankUnited or its affiliates (other than its professional advisers who are bound by confidentiality obligations), any non-public, proprietary or confidential information — including without limitation trade secrets, know-how, research and development, software, databases, inventions, processes, formulae, technology, designs and other intellectual property, information concerning finances, investments, profits, pricing, costs, products, services, vendors, customers, clients, partners, investors, personnel, compensation, recruiting, training, advertising, sales, marketing, promotions, government and regulatory activities and approvals — concerning the past, current or future business, activities and operations of BankUnited, its subsidiaries or affiliates and/or any third party that has disclosed or provided any of same to BankUnited or its affiliates on a confidential basis (“Confidential Information”) without the prior written authorization of the Board.

(b)   “Confidential Information” shall not include any information that is (a) generally known to the industry or the public other than as a result of Executive’s breach of this covenant or any breach of other confidentiality obligations by third parties; (b) made legitimately available to Executive by a third party without breach of any confidentiality obligation; or (c) required by law to be disclosed (including via subpoena); provided that Executive shall give prompt Notice to the Company or BankUnited of such requirement of law, disclose no more information than is so required, and cooperate with any attempts by the Company or BankUnited to obtain a protective order or similar treatment.

(c)   Except as required by law, Executive will not disclose to anyone, other than Executive’s immediate family, legal or financial advisors or governmental agencies, the existence or contents of this Agreement; provided, that Executive may disclose to any prospective future employer the provisions of this Agreement provided they agree to maintain the confidentiality of such terms.

(d)   Upon termination of Executive’s employment with the Company or BankUnited for any reason, Executive shall (x) cease and not thereafter commence use of any Confidential Information or intellectual property (including without limitation, any patent, invention, copyright, trade secret, trademark, trade name, logo, domain name or other source indicator) owned or used by BankUnited, its subsidiaries or affiliates; (y) immediately destroy, delete, or return to the Company or BankUnited, at the Company’s or BankUnited’s option, all originals and copies in any form or medium (including memoranda, books, papers, plans, computer files, letters and other data) in Executive’s possession or control (including any of the foregoing stored or located in Executive’s office, home, laptop or other computer, whether or not company property) that contain Confidential Information or otherwise relate to the business of BankUnited, its affiliates and subsidiaries, except that Executive may retain only those portions of any personal notes, notebooks and diaries that do not contain any Confidential Information and Executive’s rolodex (or other physical or electronic address book); and (z) fully cooperate with the Company and BankUnited regarding the delivery or destruction of any other Confidential Information not within Executive’s possession or control of which Executive is or becomes aware.  Notwithstanding the foregoing, Executive may retain Executive’s rolodex and similar address books.  To the extent that Executive is provided with a cell phone number by the Company during employment, the Company shall cooperate with Executive in transferring such cell phone number to Executive’s individual name following termination.

(e)   Except as otherwise expressly set forth herein, the provisions of Sections 7, 8 and 9 of this Agreement shall survive the termination of Executive’s employment for any reason.

9.   Specific Performance.

Executive acknowledges and agrees that the remedies at law for a breach or threatened breach of any of the provisions of Sections 7 or 8 would be inadequate and the Company and its affiliates would suffer irreparable damages as a result of such breach or threatened breach.  In recognition of this fact, Executive agrees that, in the event of such a breach or threatened breach, in addition to any remedies at law, the Company shall be entitled to seek a temporary or permanent injunction or any other equitable remedy which may then be available.

10.   Excise Tax.  In the event that on or prior to the expiration of the Employment Term it is publicly announced that a binding agreement has been entered into by BankUnited and/or the Company with respect to a transaction that if consummated prior to the expiration of the Employment Term would constitute a “change in the ownership or effective control” of BankUnited or a “change in a substantial portion of the assets” of BankUnited (in each case, within the meaning of Section 280G(b)(2)(A)(i) of the Code and the regulations thereunder)and any amount or benefit that may be paid or otherwise provided to or in respect of Executive by or on behalf of BankUnited or any affiliate, whether pursuant to this Agreement or otherwise, is or may become subject to the tax imposed under Section 4999 of the Code (or any successor provision or any comparable provision of state, local or foreign law), Executive shall be entitled to the payments and benefits set forth in Section 11 of the BankUnited Agreement, pursuant to the terms and conditions set forth therein.

11.   Regulatory Matters.  Notwithstanding anything herein contained to the contrary, any payments to Executive by the Company, whether pursuant to this Agreement or otherwise, are subject to and conditioned upon their compliance with section 18(k) of the Federal Deposit Insurance Act, 12 U.S.C. §1828(k), and the Federal Deposit Insurance Corporation regulation 12 C.F.R. part 359, Golden Parachute and Indemnification Payments.

12.   Miscellaneous.

(a)   Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to conflicts of laws principles thereof that would direct the application of the laws of any other jurisdiction.

(b)   Entire Agreement/Amendments.  This Agreement contains the entire understanding of the parties with respect to the employment of Executive by the Company.  There are no restrictions, agreements, promises, warranties, covenants or undertakings among the parties with respect to the subject matter herein other than those expressly set forth herein.  This Agreement may not be altered, modified, or amended except by written instrument signed by the parties hereto.  If it is determined that it is necessary to amend, modify or alter this Agreement (or the arrangements relating to compensation provided hereunder) in order to comply with applicable legal and/or regulatory requirements or guidance relating to compensation (including any formal and conclusive interpretation thereof by any regulator or agency of competent jurisdiction), the Company and Executive shall cooperate in good faith to implement such amendments, modifications or alterations (it being understood that any such amendments, modifications or alternations shall be implemented in a manner that seeks to preserve to the extent possible the total compensation opportunities intended to be provided hereunder).  In the event of any inconsistency between this Agreement and any other plan, program, practice or agreement of which Executive is a participant or a party, this Agreement shall control unless such other plan, program, practice or agreement specifically refers to the provisions of this sentence.

(c)   No Waiver.  The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver of such party’s rights or deprive such party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

(d)   Severability.  In the event that any one or more of the provisions of this Agreement shall be or become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions of this Agreement shall not be affected thereby.

(e)   Assignment.  This Agreement, and all of the respective parties’ rights and duties hereunder, shall be assignable or delegable only pursuant to a written agreement executed by the parties hereto.  Upon such assignment, the rights and obligations of the respective parties hereunder shall become the rights and obligations of such affiliate or successor person or entity.

(f)   Set-Off; No Mitigation.  The Company’s obligation to pay Executive the amounts provided and to make the arrangements provided hereunder shall be subject to set-off, counterclaim or recoupment of amounts owed by Executive to the Company or its affiliates.  Executive shall not be required to mitigate the amount of any payment provided for pursuant to this Agreement by seeking other employment, and such payments shall not be reduced by any compensation or benefits received from any subsequent employer or other endeavor, except as provided in Section 6(c)(ii)(D).

(g)   Compliance with Code Section 409A.  The intent of the parties is that payments and benefits under this Agreement comply with Section 409A of the Code, as amended (“Section 409A”) to the extent subject thereto, and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted and administered to be in compliance therewith.  Notwithstanding anything herein to the contrary, (i) if at the time of Executive’s termination of employment with the Company, Executive is a “specified employee” as defined in Section 409A and the deferral of the commencement of any payments or benefits otherwise payable hereunder as a result of such termination of employment is necessary in order to prevent any accelerated or additional tax under Section 409A, then the Company will defer the commencement of the payment of any such payments or benefits hereunder (without any reduction in such payments or benefits ultimately paid or provided to Executive) until the date that is six months following Executive’s termination of employment with the Company (or the earliest date as is permitted under Section 409A), (ii) if any other payments of money or other benefits due to Executive hereunder could cause the application of an accelerated or additional tax under Section 409A, such payments or other benefits shall be deferred if deferral will make such payment or other benefits compliant under Section 409A, or otherwise such payment or other benefits shall be restructured, to the extent possible, in a manner, determined by the BankUnited Board that does not cause such an accelerated or additional tax, (iii) to the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A, Executive shall not be considered to have terminated employment with the Company for purposes of this Agreement and no payment shall be due to Executive under this Agreement until Executive would be considered to have incurred a “separation from service” from the Company within the meaning of Section 409A, and (iv) each amount to be paid or benefit to be provided to Executive pursuant to this Agreement, which constitute deferred compensation subject to Section 409A, shall be construed as a separate identified payment for purposes of Section 409A.  To the extent required to avoid an accelerated or additional tax under Section 409A, amounts reimbursable to Executive under this Agreement shall be paid to Executive on or before the last day of the year following the year in which the expense was incurred and the amount of expenses eligible for reimbursement (and in-kind benefits provided to Executive) during any one year may not effect amounts reimbursable or provided in any subsequent year; provided, however, that with respect to any reimbursements for any taxes which Executive would become entitled to under the terms of this Agreement, the payment of such reimbursements shall be made by the Company no later than the end of the calendar year following the calendar year in which Executive remits the related taxes.  the Company shall consult with Executive in good faith regarding the implementation of the provisions of this Section 12(g); provided that neither the Company nor any of its employees or representatives shall have any liability to Executive with respect to thereto.

(h)   Successors; Binding Agreement.  This Agreement shall inure to the benefit of and be binding upon personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.  For the avoidance of doubt, the parties to this Agreement shall continue to be bound by the terms of this Agreement (or shall require any successor to be bound by the terms of this Agreement) following an Initial Public Offering of the Company or one of its affiliates.  In the event of Executive’s death prior to receipt of all amounts payable to Executive (including any unpaid amounts due under Section 6), such amounts shall be paid to Executive’s beneficiary designated by him by Notice to the Company or, in the absence of such designation, to Executive’s estate.

(i)   Notice.  For the purpose of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered by hand or overnight courier or three postal delivery days after it has been mailed by United States registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth below in this Agreement, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that Notice of change of address shall be effective only upon receipt (each such communication,  “Notice”).

If to the Company, addressed to:

BankUnited
7765 NW 148th Street
Miami Lakes, Florida 33016

If to Executive, addressed to the most recent address of Executive set forth in the personnel records of the Company.

(j)   Executive Representation.  Executive hereby represents to the Company that the execution and delivery of this Agreement by Executive and the Company and the performance by Executive of Executive’s duties hereunder shall not constitute a breach of, or otherwise contravene, the terms of any employment agreement or other agreement or policy to which Executive is a party or otherwise bound; provided that the Company hereby acknowledges and agrees that the performance of Executive’s duties pursuant to the BankUnited Agreement shall in no way constitute a breach of this Agreement.

(k)   Prior Agreements.  This Agreement supersedes all prior agreements and understandings (including verbal agreements) between Executive and the Company and/or its affiliates regarding the terms and conditions of Executive’s employment with the Company and/or its affiliates, other than the BankUnited Agreement.

(l)   Indemnification and Insurance.  Executive shall be covered under the Company’s director and officer indemnification insurance policies and, subject to applicable law, shall be provided indemnification to the maximum extent permitted by the Company’s by-laws and certificate of incorporation and any indemnification agreement between the Company and Executive, as applicable, with such insurance coverage and indemnification to be in accordance with the Company’s standard practices for senior executive officers but on terms no less favorable than provided to any other Company senior executive officer or director.

(m)   Cooperation.  If and to the extent requested by the Company or any of its Subsidiaries, Executive shall provide Executive’s reasonable cooperation in connection with any action or proceeding (or any appeal from any action or proceeding) which relates to events occurring during Executive’s employment with the Company and its affiliates.  In respect of the foregoing cooperation, the Company shall provide reasonable compensation to Executive and shall reimburse Executive promptly for reasonable out-of-pocket expenses (including travel costs, lodging and meals); provided that such reimbursement shall be made no later than the end of the calendar year after the year in which the expenses are incurred.  This provision shall survive any termination of this Agreement.

(n)   Key-Man Insurance.  The Company and/or BankUnited shall have the right to insure the life of Executive for the sole benefit of the Company or its subsidiaries in such amounts, and with such terms, as the Board may determine, with all premiums payable thereon to be the obligation of the Company/BankUnited.  Executive shall have no interest in any such policy, but agrees to cooperate with the Company/BankUnited in procuring such insurance, including by submitting to physical examinations and executing all necessary documents, provided that no financial obligation is imposed on Executive by any such documents.

(o)   Withholding Taxes.  The Company may withhold from any amounts payable under this Agreement such Federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation.

(p)   Counterparts.  This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

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IN WITNESS WHEREOF, the parties hereto have duly executed this Employment Agreement as of the day and year first above written.

BANKUNITED, INC.

/s/ John A. Kanas
By:
Title:

EXECUTIVE

/s/ John A. Bohlsen
JOHN BOHLSEN